EXHIBIT A-5

FORM OF

AGREEMENT AND PLAN OF MERGER

OF

EASTERN ENTERPRISES
(a Massachusetts voluntary association)

AND

EASTERN ENTERPRISES, LLC
(a Massachusetts limited liability company)

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of _________, 2002, by Eastern Enterprises, a Massachusetts voluntary association (“Eastern”), and Eastern Enterprises, LLC, a Massachusetts limited liability company (“Eastern LLC”). Eastern and Eastern LLC are collectively referred to herein as the “Constituent Entities.”

          WHEREAS, KeySpan Corporation, a New York corporation (“KeySpan”), owns all of the issued and outstanding shares of common stock of Eastern;

          WHEREAS, KeySpan owns 99% of the membership interests of Eastern LLC, and KeySpan New England, LLC, a wholly-owned subsidiary of KeySpan, owns 1% of the membership interests of Eastern LLC;

          WHEREAS, the Board of Trustees of Eastern and the Managers of Eastern LLC declare it advisable and to the advantage, welfare, and best interests of said Constituent Entities and their respective stockholders and members to merge (the “Merger”) Eastern with and into Eastern LLC pursuant to the provisions of Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws (the “MGL”) upon the terms and conditions hereinafter set forth;

          WHEREAS, the Constituent Entities intend that the Merger will qualify as a liquidation within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of liquidation for purposes of Section 332 of the Code; and

          WHEREAS, this Agreement shall be submitted to the stockholders and members, respectively, of the Constituent Entities for their approval.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, this Agreement and the terms and conditions hereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth herein, are hereby determined and agreed.

          1. At the Effective Time (as defined in paragraph 6), Eastern shall be merged with and into Eastern LLC in accordance with Section 2 of Chapter 182 and Section 59 of Chapter 156C of the MGL and the separate existence of Eastern shall thereupon cease, and Eastern LLC, as the surviving entity in the merger (the “Surviving Entity”), shall continue its existence as a limited liability company in accordance with the laws of the Commonwealth of Massachusetts under its present name.

          2. At the Effective Time, the Certificate of Organization of Eastern LLC as in effect immediately prior to the Effective Time shall be the Certificate of Organization of the Surviving Entity until thereafter amended as provided by law and such Certificate of Organization. At the Effective Time, the Operating Agreement of Eastern LLC as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity until thereafter amended as provided by law and such Operating Agreement. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of Chapter 182 and Chapter 156C of the MGL.

          3. The managers and officers in office of Eastern LLC immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity, each of whom shall hold office from the Effective Time until the election or appointment and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Operating Agreement of the Surviving Entity or as otherwise provided by applicable law.

          4. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent Entities:

                    a. each issued and outstanding share of common stock of Eastern and each share of common stock of Eastern held in Eastern’s treasury at the Effective Time shall be canceled and retired without payment of any consideration therefor; and

                    b. all of the issued and outstanding membership interests of Eastern LLC shall remain outstanding and unchanged as the membership interests of the Surviving Entity.

          5. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Entity the title to any property or rights of Eastern, or otherwise to carry out the provisions of this Agreement, the officers and managers of the Surviving Entity are hereby authorized and empowered on behalf of Eastern, in the name of and on behalf of Eastern, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Entity, and otherwise carry out the purposes and provisions of this Agreement and comply with the provisions of the MGL.

          6. The date and time when the Merger shall become effective (the “Effective Time”), shall be the date and time of the filing of an appropriate Certificate of Merger with the Secretary of the Commonwealth of Massachusetts.

2

          7. The holders of shares of common stock of Eastern who dissent from the Merger within the time and in the manner provided in Sections 86 through 98 of Chapter 156B of the MGL shall have substantially the rights as they would have if Eastern were at the Effective Time a Massachusetts business corporation. Each outstanding share of common stock of Eastern the holder of which has perfected his appraisal rights under Chapter 156B of the MGL and has not effectively withdrawn or lost such right as of the Effective Time shall not be canceled and retired in the Merger, and the holder thereof shall be entitled only to such rights as are granted by applicable law.

          8. This Agreement is intended to constitute a plan of liquidation for purposes of Section 332 of the Code. Eastern LLC shall cause Form 966 to be filed with the Internal Revenue Service on behalf of Eastern within 30 days of the Effective Time.

          9. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

3

          IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by duly authorized representatives as of the date first above written.

                                         EASTERN ENTERPRISES,
                                         a Massachusetts voluntary association

                                         By: ____________________________________
                                             Name:
                                             Title:

                                         By: ____________________________________
                                             Steve Zelkowitz
                                             Trustee

                                         By: ____________________________________
                                             Rich Rapp
                                             Trustee

                                         By: ____________________________________
                                             Chet Messer
                                             Trustee

                                         EASTERN ENTERPRISES, LLC, a Massachusetts limited
                                         liability company

                                         By: ____________________________________
                                             Name:
                                             Title:

4